The Savannah Bancorp, Inc.
EARNINGS ANNOUNCEMENT

April 24, 2012
For Release: Immediately

Savannah Bancorp Reports First Quarter Results

SAVANNAH, GA--(Globe Newswire) – April 24, 2012 - The Savannah Bancorp, Inc. (Nasdaq: SAVB) (the “Company”) reported a net loss for the first quarter 2012 of $1,031,000 compared to net income of $126,000 for the first quarter 2011.  Net loss per diluted share was 14 cents in the first quarter 2012 compared to net income per diluted share of 2 cents in 2011.  The quarter over quarter decrease in earnings resulted primarily from an increase in loss on sales of foreclosed assets and in the provision for loans losses.  Pretax earnings before the provision for loan losses and gain/loss on sale of securities and foreclosed assets decreased $167,000, or 3.8 percent, to $4,204,000 in the first quarter of 2012 compared to $4,371,000 in the first quarter of 2011.  Other growth and performance ratios are included in the attached financial highlights.

Total assets decreased 6.5 percent to $972 million at March 31, 2012, down approximately $67 million from $1.04 billion a year earlier.  Loans totaled $744 million compared to $819 million one year earlier, a decrease of approximately $75 million or 9.2 percent.  Deposits totaled $834 million and $898 million at March 31, 2012 and 2011, respectively, a decrease of 7.2 percent.  Shareholders’ equity was $83.3 million at March 31, 2012 compared to $85.9 million at March 31, 2011.  The Company’s total capital to risk-weighted assets ratio was 12.69 percent at March 31, 2012, which exceeds the 10 percent required by the regulatory agencies to maintain well-capitalized status.

John C. Helmken II, President and CEO, said, “We continue to focus on our net interest margin with the result being another increase this quarter to 3.92 percent.  This margin has helped reduce the impact of lower loan balances due to pay downs, charge-offs and continued weak loan demand.  While many borrowers are seeing improved operating results, most are still reluctant to pull the trigger on any growth or expansion plans.  Most, but not all, of our new relationship activity is coming from our competitors.  We continue to solicit business and believe our efforts will pay off over time.”

The Company’s allowance for loan losses was $22,396,000, or 3.01 percent of total loans at March 31, 2012 compared to $22,363,000 or 2.73 percent of total loans a year earlier.  Nonperforming assets were $50,207,000 or 5.17 percent of total assets at March 31, 2012 compared to $48,752,000 or 4.69 percent at March 31, 2011.  Other real estate owned (“OREO”) increased $3,575,000, or 26 percent, to $17,589,000 in 2012 due to an increase in foreclosures on real property as a result of borrower defaults. For the first quarter of 2012, net charge-offs were $4,261,000 compared to net charge-offs of $2,347,000 for the first quarter of 2011.  The provision for loan losses for the first quarter of 2012 was $4,740,000 compared to $4,360,000 for the same period in 2011.  Both the net charge-offs and the provision for loan losses have remained elevated in 2012.  The Company continues to see weakness in its local real estate markets with downward pressure on real estate values, and this weakness has led to a continued high level of real estate related charge-offs and provisions for loan losses.

Helmken continued, “Our team continues to do a good job of containing expenses.  During the first quarter, we experienced a large loss on an OREO property, but otherwise expenses remained flat.  In 2011, we saw a reduction in operating expenses other than those associated with collection efforts and we expect to continue to press on controlling expenses during the balance of 2012.

We continue to deal with primarily one issue – asset quality.  The past due trends for the first quarter, coupled with the decline in nonperforming assets, are encouraging.  However, the continued decline in values on loan collateral and OREO is significantly impacting our profitability.  With collection costs averaging more than $100,000 per month and significant provisioning and charge-offs during the first quarter, management and the Board of Directors are evaluating all alternatives to reduce nonperforming and classified assets of which a bulk asset sale is a consideration.”

Net interest income decreased $274,000, or 3.1 percent, in the first quarter of 2012 versus the first quarter of 2011.  The net interest margin increased to 3.92 percent in the first quarter of 2012 as compared to 3.73 percent in the same period in 2011.  While the net interest margin increased, net interest income decreased quarter over quarter due primarily to the lower level of interest-earning assets.  The net interest margin increased mainly due to a decline in the cost of interest-bearing deposits partially offset by a decline in the yield on earning assets.  The cost of interest-bearing deposits decreased to 0.83 percent for the first quarter of 2012 compared to 1.18 percent for the same period in 2011 primarily due to the repricing of time deposits and money market accounts in the current low interest rate environment.  The yield on earning assets declined from 4.89 percent in the first quarter of 2011 to 4.77 percent in the first quarter of 2012 due to the Company holding, on average, $38 million more in lower yielding interest-bearing deposits and $71 million less in higher yielding accruing loans.  The decline in average accruing loans was due to normal pay downs, charge-offs and weakened demand for new loans.  On a linked quarter basis, the net interest margin increased 4 basis points compared to the fourth quarter of 2011.

Noninterest income decreased $107,000, or 6.6 percent, in 2012 versus 2011.  This decrease was primarily related to a decline in gain on sale of securities of $218,000 in the first quarter of 2012 compared to the same period in 2011.  This decline was somewhat offset by an increase in other operating income of $89,000 or 25 percent.  The decline in gain on sale of securities was due to the fact that the Company did not sell any investment securities in the first quarter of 2012.  The increase in other operating income during the first quarter of 2012 compared to the same period in 2011 was due primarily to an increase of $34,000 in rent income from OREO and $34,000 in income from fees related to ATMs and debit cards.

Noninterest expense increased $1.1 million, or 18 percent, to $7,189,000 during the first quarter of 2012 as compared to the same period in 2011.  This increase was due to a $1.1 million, or 460 percent, increase in loss on sale of foreclosed assets in the first quarter of 2012.  A write-down on one OREO property accounted for approximately $564,000 of the 2012 loss.  In addition, the Company had increased activity related to foreclosed properties and continued declines in real estate values.

The Savannah Bancorp, Inc., a bank holding company for The Savannah Bank, N.A. (“Savannah”), Bryan Bank & Trust (Richmond Hill, Georgia) (“Bryan”), and Minis & Co., Inc., is headquartered in Savannah, Georgia and began operations in 1990.  The Company has eleven branches in Coastal Georgia and South Carolina.  Its primary businesses include loan, deposit, trust, asset management, and mortgage origination services provided to local customers.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of federal securities laws.  All statements other than statements of historical fact are forward-looking statements.  These forward-looking statements include, among others, statements identified by words or phrases such as “potential,” “opportunity,” “believe,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “assume,” “outlook,” “continue,” “seek,” “plans,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, among others, our assessment of local real estate markets and the decline in values on loan collateral and OREO; expectations regarding loan demand, new business and relationships; expectations on our ability to contain operating expenses in 2012; our evaluation of alternatives to reduce nonperforming and classified assets; and the assumptions underlying our expectations.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially from those contemplated by such forward-looking statements.

These statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  There can be no assurance that these results will occur or that the expected benefits associated therewith will be achieved.  A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release.  Many of these factors are beyond our ability to control or predict.  These factors include, but are not limited to, those found in our filings with the Securities and Exchange Commission, including under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made.  We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.

Contacts:  John C. Helmken II, President and CEO, (912) 629-6486
                 Michael W. Harden, Jr., Chief Financial Officer, (912) 629-6496

A printable format of this entire Earnings Release may be obtained from the Corporate Website at www.savb.com under the “SEC Filings and More” link and then “Latest Earnings Release”.

The Savannah Bancorp, Inc. and Subsidiaries
First Quarter Financial Highlights
March 31, 2012 and 2011
($ in thousands, except share data)
(Unaudited)
			%
Balance Sheet Data at March 31	2012	2011	Change
Total assets	$ 971,532	$ 1,038,571	(6.5)
Interest-earning assets	881,262	948,375	(7.1)
Loans	743,668	819,152	(9.2)
Other real estate owned	17,589	14,014	26
Deposits	833,597	898, 171	(7.2)
Interest-bearing liabilities	767,029	855,885	(10)
Shareholders' equity	83,278	85,870	(3.0)
Loan to deposit ratio	89.21%	91.20%	(2.2)
Equity to assets	8.57%	8.27%	3.6
Tier 1 capital to risk-weighted assets	11.41%	11.29%	1.1
Total capital to risk-weighted assets	12.69%	12.56%	1.0
Outstanding shares	7,199	7,199	0.0
Book value per share	$ 11.57	$ 11.93	(3.0)
Tangible book value per share	$ 11.08	$ 11.41	(2.9)
Market value per share	$ 5.17	$ 7.35	(30)

Loan Quality Data
Nonaccruing loans	$ 30,742	$ 33,921	(9.4)
Loans past due 90 days – accruing	1,876	817	130
Net charge-offs	4,261	2,347	82
Allowance for loan losses	22,396	22,363	0.1
Allowance for loan losses to total loans	3.01%	2.73%	10
Nonperforming assets to total assets	5.17%	4.69%	10

Performance Data for the First Quarter
Net income (loss)	$ (1,031)	$ 126	(918)
Return on average assets	(0.42)%	0.05%	(940)
Return on average equity	(4.86)%	0.59%	(924)
Net interest margin	3.92%	3.73%	5.1
Efficiency ratio	71.26%	58.39%	22

Per share data:
Net income (loss) – basic	$ (0.14)	$ 0.02	(800)
Net income (loss) – diluted	$ (0.14)	$ 0.02	(800)

Average shares (000s):
Basic	7,199	7,199	0.0
Diluted	7,199	7,199	0.0

The Savannah Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share data)
(Unaudited)

	March 31,
	2012	2011
Assets
Cash and due from banks	$ 13,899	$ 14,074
Federal funds sold	160	155
Interest-bearing deposits	85,661	41,679
Cash and cash equivalents	99,720	55,908
Securities available for sale, at fair value (amortized
cost of $82,514 and $121,310)	84,683	122,323
Loans, net of allowance for loan losses
of $22,396 and $22,363	721,272	796,789
Premises and equipment, net	14,252	14,830
Other real estate owned	17,589	14,014
Bank-owned life insurance	6,560	6,358
Goodwill and other intangible assets, net	3,506	3,730
Other assets	23,950	24,619
Total assets	$ 971,532	$ 1,038,571

Liabilities
Deposits:
Noninterest-bearing	$ 117,402	$ 92,972
Interest-bearing demand	145,567	141,255
Savings	22,034	20,963
Money market	251,238	279,865
Time deposits	297,356	363,116
Total deposits	833,597	898,171
Short-term borrowings	15,997	14,583
Other borrowings	7,875	10,136
FHLB advances	16,652	15,657
Subordinated debt	10,310	10,310
Other liabilities	3,823	3,844
Total liabilities	888,254	952,701
Shareholders' equity
Preferred stock, par value $1 per share: shares
authorized 10,000,000, none issued	-	-
Common stock, par value $1 per share: shares authorized
20,000,000, issued 7,201,346	7,201	7,201
Additional paid-in capital	48,661	48,641
Retained earnings	26,072	29,401
Treasury stock, at cost, 2,109 and 2,210 shares	(1)	(1)
Accumulated other comprehensive income, net	1,345	628
Total shareholders' equity	83,278	85,870
Total liabilities and shareholders' equity	$ 971,532	$ 1,038,571

The Savannah Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
for the Three Months and Five Quarters Ending March 31, 2012
($ in thousands, except per share data)

				(Unaudited)
	For the Three Months Ended			2012		2011
	March 31,		%	First	Fourth	Third	Second	First	Q1-12/ Q1-11
	2012	2011	Chg	Quarter	Quarter	Quarter	Quarter	Quarter	% Chg
Interest and dividend income
Loans, including fees	$9,842	$10,697	(8.0)	$9,842	$10,083	$10,535	$10,620	$10,697	(8.0)
Investment securities	537	875	(39)	537	587	700	836	875	(39)
Deposits with banks	48	32	50	48	43	25	27	32	50
Federal funds sold	1	1	-	1	-	1	1	1	-
Total interest and dividend income	10,428	11,605	(10)	10,428	10,713	11,261	11,484	11,605	(10)
Interest expense
Deposits	1,511	2,383	(37)	1,511	1,674	1,877	2,082	2,383	(37)
Borrowings & sub debt	263	289	(9.0)	263	271	283	281	289	(9.0)
FHLB advances	84	89	(5.6)	84	86	87	86	89	(5.6)
Total interest expense	1,858	2,761	(33)	1,858	2,031	2,247	2,449	2,761	(33)
Net interest income	8,570	8,844	(3.1)	8,570	8,682	9,014	9,035	8,844	(3.1)
Provision for loan losses	4,740	4,360	8.7	4,740	6,510	2,865	6,300	4,360	8.7
Net interest income after the
provision for loan losses	3,830	4,484	(15)	3,830	2,172	6,149	2,735	4,484	(15)
Noninterest income
Trust and asset management fees	657	662	(0.8)	657	638	663	683	662	(0.8)
Service charges on deposits	350	370	(5.4)	350	369	371	348	370	(5.4)
Mortgage related income, net	61	14	336	61	29	72	68	14	336
Gain on sale of securities	-	218	NM	-	-	308	237	218	NM
Other operating income	450	361	25	450	461	403	371	361	25
Total noninterest income	1,518	1,625	(6.6)	1,518	1,497	1,817	1,707	1,625	(6.6)
Noninterest expense
Salaries and employee benefits	2,983	2,906	2.6	2,983	2,644	2,886	2,846	2,906	2.6
Occupancy and equipment	863	883	(2.3)	863	894	925	981	883	(2.3)
Information technology	476	402	18	476	462	428	416	402	18
FDIC deposit insurance	336	480	(30)	336	162	325	336	480	(30)
Loan collection and OREO costs	284	225	26	284	621	324	330	225	26
Amortization of intangibles	56	56	0.0	56	56	56	56	56	0.0
Loss on sales of foreclosed assets	1,305	233	460	1,305	754	577	1,115	233	460
Other operating expense	886	928	(4.5)	886	1,020	897	1,029	928	(4.5)
Total noninterest expense	7,189	6,113	18	7,189	6,613	6,418	7,109	6,113	18
Income (loss) before income taxes	(1,841)	(4)	NM	(1,841)	(2,944)	1,548	(2,667)	(4)	NM
Income tax expense (benefit)	(810)	(130)	(523)	(810)	(910)	320	(1,175)	(130)	(523)
Net income (loss)	$ (1,031)	$ 126	(918)	$ (1,031)	$ (2,034)	$ 1,228	$ (1,492)	$ 126	(918)
Net income (loss) per share:
Basic	$ (0.14)	$ 0.02	(800)	$ (0.14)	$ (0.28)	$ 0.17	$ (0.21)	$ 0.02	(800)
Diluted	$ (0.14)	$ 0.02	(800)	$ (0.14)	$ (0.28)	$ 0.17	$ (0.21)	$ 0.02	(800)
Average basic shares (000s)	7,199	7,199	0.0	7,199	7,199	7,199	7,199	7,199	0.0
Average diluted shares (000s)	7,199	7,199	0.0	7,199	7,199	7,199	7,199	7,199	0.0
Performance Ratios
Return on average equity	(4.86)%	0.59%	(924)	(4.86)%	(9.27)%	(6.96)%	0.59%	0.59%	(924)
Return on average assets	(0.42)%	0.05%	(940)	(0.42)%	(0.82)%	(0.59)%	0.05%	0.05%	(940)
Net interest margin	3.92%	3.73%	5.1	3.92%	3.88%	4.01%	3.73%	3.73%	5.1
Efficiency ratio	71.26%	58.39%	22	71.26%	64.97%	66.18%	58.39%	58.39%	22
Average equity	85,166	86,723	(1.8)	85,166	87,013	86,037	86,723	86,723	(1.8)
Average assets	974,940	1,054,263	(7.5)	974,940	987,888	1,018,324	1,054,263	1,054,263	(7.5)
Average interest-earning assets	878,273	962,328	(8.7)	878,273	889,449	928,316	962,328	962,328	(8.7)

Capital Resources

The banking regulators have adopted capital requirements that specify the minimum capital level for which no prompt corrective action is required.  In addition, the FDIC has adopted FDIC insurance assessment rates based on certain “well-capitalized” risk-based and equity capital ratios.  As of March 31, 2012, the Company and the Subsidiary Banks exceeded the minimum statutory requirements necessary to be classified as “well-capitalized.”  Savannah has agreed with its primary regulator to maintain a Tier 1 Leverage Ratio of not less than 8.00 percent and a Total Risk-based Capital Ratio of not less than 12.00 percent and is currently in conformity with the agreement.

Bryan entered into a Consent Order (“Order”) with its regulators, which requires the bank to maintain a Tier 1 Leverage Ratio of 8.00 percent and Total Risk-based Capital Ratio of 10.00 percent.  Entry into the Order automatically changes Bryan’s capital status to “adequately capitalized” for regulatory purposes.  As of March 31, 2012, Bryan had a Tier 1 Leverage Ratio of 7.57 percent and a Total Risk-based Capital Ratio of 11.60 percent and is evaluating strategic alternatives to conform to the minimum capital ratios required by the Order.

Total tangible equity capital for the Company was $79.8 million, or 8.21 percent of total assets at March 31, 2012.  The table below shows the regulatory capital amounts and ratios for the Company and Subsidiary Banks, along with the minimum capital ratio and the ratio required to maintain a well-capitalized regulatory status.

					Well-
($ in thousands)	Company	Savannah	Bryan	Minimum	Capitalized

Qualifying Capital
Tier 1 capital	$ 80,727	$ 61,959	$ 17,942	-	-
Total capital	89,736	68,585	20,164	-	-

Leverage Ratios
Tier 1 capital to average assets	8.38%	8.65%	7.57%	4.00%	5.00%

Risk-based Ratios
Tier 1 capital to risk- weighted assets	11.41%	11.84%	10.32%	4.00%	6.00%
Total capital to risk- weighted assets	12.69%	13.10%	11.60%	8.00%	10.00%

Tier 1 and total capital at the Company level includes $10 million of subordinated debt issued to the Company’s nonconsolidated subsidiaries.  Total capital also includes the allowance for loan losses up to 1.25 percent of risk-weighted assets.

The Savannah Bancorp, Inc. and Subsidiaries
Allowance for Loan Losses and Nonperforming Assets
(Unaudited)

	2012			2011
	First	Fourth	Third	Second	First
($ in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter

Allowance for loan losses
Balance at beginning of period	$ 21,917	$ 22,854	$ 23,523	$ 22,363	$ 20,350
Provision for loan losses	4,740	6,510	2,865	6,300	4,360
Net charge-offs	(4,261)	(7,447)	(3,534)	(5,140)	(2,347)
Balance at end of period	$ 22,396	$ 21,917	$ 22,854	$ 23,523	$ 22,363

As a % of loans	3.01%	2.89%	2.90%	2.91%	2.73%
As a % of nonperforming loans	68.66%	62.83%	53.72%	59.84%	64.38%
As a % of nonperforming assets	44.61%	39.70%	38.30%	45.73%	45.87%

Net charge-offs as a % of average loans (a)	2.27%	2.41%	1.84%	2.65%	1.21%

Risk element assets
Nonaccruing loans	$ 30,742	$ 34,668	$ 41,689	$ 39,160	$ 33,921
Loans past due 90 days – accruing	1,876	213	851	150	817
Total nonperforming loans	32,618	34,881	42,540	39,310	34,738
Other real estate owned	17,589	20,332	17,135	12,125	14,014
Total nonperforming assets	$ 50,207	$ 55,213	$ 59,675	$ 51,435	$ 48,752

Loans past due 30-89 days	$ 4,701	$ 15,132	$ 13,096	$ 17,013	$ 9,175

Nonperforming loans as a % of loans	4.39%	4.59%	5.39%	4.87%	4.24%
Nonperforming assets as a % of loans
and other real estate owned	6.60%	7.08%	7.41%	6.28%	5.85%
Nonperforming assets as a % of assets	5.17%	5.60%	6.04%	5.13%	4.69%

(a) Annualized

The Savannah Bancorp, Inc. and Subsidiaries
Average Balance Sheet and Rate/Volume Analysis – First Quarter, 2012 and 2011

					Taxable-Equivalent			(a) Variance
Average Balance		Average Rate			Interest (b)			Attributable to
QTD	QTD	QTD	QTD		QTD	QTD	Vari-
03/31/12	03/31/11	03/31/12	03/31/11		03/31/12	03/31/11	ance	Rate	Volume
($ in thousands)		(%)			($ in thousands)			($ in thousands)
				Assets
$ 79,749	$ 41,604	0.24	0.31	Interest-bearing deposits	$ 48	$ 32	$ 16	$ (7)	$ 23
75,469	125,509	2.54	2.60	Investments - taxable (d)	478	806	(328)	(19)	(309)
5,829	6,896	4.34	4.35	Investments - non-taxable (d)	63	74	(11)	-	(11)
502	698	0.80	0.58	Federal funds sold	1	1	-	-	-
716,724	787,621	5.51	5.51	Loans (c)	9,846	10,700	(854)	-	(854)
878,273	962,328	4.77	4.89	Total interest-earning assets	10,436	11,613	(1,177)	(26)	(1,151)
96,667	91,935			Noninterest-earning assets
$ 974,940	$1,054,263			Total assets

				Liabilities and equity
				Deposits
$ 142,440	$ 139,312	0.17	0.33	NOW accounts	62	113	(51)	(56)	5
20,931	20,347	0.08	0.20	Savings accounts	4	10	(6)	(6)	-
223,833	235,307	0.93	1.27	Money market accounts	521	736	(215)	(199)	(16)
32,023	42,113	0.30	0.55	MMA - institutional	24	57	(33)	(26)	(7)
138,132	178,257	1.25	1.71	Time deposits, $100M or more	432	751	(319)	(204)	(115)
47,685	49,532	0.76	0.86	Time deposits, broker	90	105	(15)	(12)	(3)
121,861	155,824	1.24	1.59	Other time deposits	378	611	(233)	(136)	(97)
726,905	820,692	0.83	1.18	Total interest-bearing deposits	1,511	2,383	(872)	(640)	(232)
22,589	25,408	3.21	3.43	Short-term/other borrowings	181	215	(34)	(14)	(20)
16,652	15,702	2.02	2.30	FHLB advances	84	89	(5)	(11)	6
10,310	10,310	3.19	2.91	Subordinated debt	82	74	8	7	1
				Total interest-bearing
776,456	872,112	0.96	1.28	liabilities	1,858	2,761	(903)	(658)	(245)
109,746	91,674			Noninterest-bearing deposits
3,572	3,754			Other liabilities
85,166	86,723			Shareholders' equity
$ 974,940	$1,054,263			Liabilities and equity
		3.81	3.61	Interest rate spread
		3.92	3.73	Net interest margin
				Net interest income	$ 8,578	$ 8,852	$ (274)	$ 632	$ (906)
$ 101,817	$ 90,216			Net earning assets
$ 836,651	$ 912,366			Average deposits
		0.72	1.06	Average cost of deposits
86%	86%			Average loan to deposit ratio (c)

(a) This table shows the changes in interest income and interest expense for the comparative periods based on either changes in average volume or changes in average rates for interest-earning assets and interest-bearing liabilities.  Changes which are not solely due to rate changes or solely due to volume changes are attributed to volume.

(b) The taxable equivalent adjustment of $8 in the first quarter of 2012 and 2011 results from tax exempt income less non-deductible TEFRA interest expense.
(c) Average nonaccruing loans have been excluded from total average loans and categorized in noninterest-earning assets.
(d) Average investment securities do not include the unrealized gain/loss on available for sale investment securities.